                                                                  EXHIBIT 11.1

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                                        THREE
                                                                                     MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,       MARCH 31,
                                                    ------------------------------   ------------
                                                    1994       1995         1996         1997
                                                    ----       ----         ----         ----
Income per share calculations:

Income before extraordinary item                    $281     $  1,765     $  2,331     $    201

Extraordinary item                                    --           --           64          229
                                                    ----     --------     --------     --------

Net income                                          $281     $  1,765     $  2,267     $    (28)
                                                    ====     ========     ========     ========

Weighted average number
 of common and common
 equivalent shares are as follows:
   Weighted average common
    shares outstanding                                          3,184       10,273       12,008
   Shares issued from assumed
    exercise of options and
    warrants (1)                                                  211          182          184
                                                    ----     --------     --------     --------
   Weighted average number
    of shares outstanding                            N/A        3,395       10,455       12,192
                                                    ====     ========     ========     ========

Income per common and common equivalent shares:

   Income before extraordinary item                          $   0.52     $   0.23     $   0.02

   Extraordinary item                                              --         0.01         0.02
                                                    ----     --------     --------     --------

   Net income                                        N/A     $   0.52     $   0.22     $  (0.00)
                                                    ====     ========     ========     ========


------------------------------------------

(1) Shares issued from assumed exercise of options and warrants include the number of incremental shares which would result from applying the "treasury stock method" for options and warrants, APB 15, paragraph 38 and Staff Accouting Bulletin No. 83.